EXHIBIT 12.1

INC. AND SUBSIDIARES

RATIO OF EARNINGS TO FIXED CHARGES

(Dollars in thousands)

EXHIBIT 12.1

RATIO OF EARNINGS TO FIXED CHARGES

	Pro Forma 39 Weeks Ended December 29, 2005	Pro Forma 52 Weeks Ended March 31, 2005	Actual April 1, 2005 through December 29, 2005	Actual From Inception July 16, 2004 through December 30, 2004	Actual April 2, 2004 through December 23, 2004	Actual From Inception July 16, 2004 through March 31, 2005	Actual April 2, 2004 through December 23, 2004	Actual Year 52 weeks ended April 1, 2004	Actual Year 53 weeks ended April 3, 2003	Actual Year 52 weeks ended March 28, 2002	Actual Year 52 weeks ended March 29, 2001
			(Successor)	(Successor)	(Predecessor)	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
EARNINGS
Earnings (loss) before income taxes from continuing operations	$(104,205)	$(104,512)	$(33,112)	$(16,598)	$(20,347)	$(41,864)	$(20,347)	$4,958	$(10,110)	$(217)	$(122,855)
Add:Fixed charges (below)	262,112	350,245	159,791	16,792	152,320	69,886	152,320	180,023	177,264	136,850	152,719
Depreciation on capitalized interest	869	1,190	869	27	1,046	360	1,046	1,422	1,239	1,214	1,107
Less:Interest capitalized (below)	(2,306)	(861)	(2,306)	—	(658)	(203)	(658)	(2,658)	(4,095)	(2,677)	(4,186)
Undistributed (income) loss-Joint Ventures	4,403	(63)	3,578	(129)	—	(164)	—	—	(44)	29	2,970

Earnings for ratio	160,873	245,999	128,820	92	132,361	28,015	132,361	183,745	164,254	135,199	29,755

FIXED CHARGES:
Interest on borrowings	152,333	208,760	73,938	14,686	66,851	39,668	66,851	66,963	65,585	48,015	64,347
Interest on capital and financing lease obligations	—	—	4,379	90	7,408	2,047	7,408	10,754	12,215	12,745	12,653
Interest capitalized	2,306	861	2,306	—	658	203	658	2,658	4,095	2,677	4,186
Estimated interest portion of rental expense (1)	107,473	140,624	79,168	2,016	77,403	27,968	77,403	99,648	95,369	73,413	71,533

Fixed Charges	262,112	350,245	159,791	16,792	152,320	69,886	152,320	180,023	177,264	136,850	152,719

FIXED CHARGES IN EXCESS OF EARNINGS	$101,239	$104,246	$30,971	$16,700	$19,959	$41,871	$19,959	$—	$13,010	$1,651	$122,964

RATIO OF EARNINGS TO FIXED CHARGES	—	—	—	—	—	—	—	1.0	—	—	—

The ratio of earnings to fixed charges represents the number of times fixed charges are covered by earnings.  For purposes of computing this ratio, earnings consist of earnings (loss) from continuing operations before income taxes, plus fixed charges (excluding capitalized interest), amortization of capitalized interest, and undistributed equity in losses of joint ventures.  Fixed charges consist of interest expense, interest capitalized and one-third of rent expense on operating leases, estimated by the Company to be representative of the interest factor attributable to such rent expense.

(1)  Used one-third of rent expense on operating leases.